EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-83516) pertaining to the Martin Marietta Materials, Inc. Omnibus Securities Award Plan, as amended; in the Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees; in the Registration Statement (Form S-8 No. 333-79039) pertaining to the Martin Marietta Materials, Inc. Stock-Based Award Plan, as amended; in the Registration Statement (Form S-8 No. 333-37886) pertaining to the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan; in the Registration Statement (Form S-8 No. 333-85608) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors; and in the Registration Statement (Form S-8 No. 333-115918) pertaining to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, the Martin Marietta Materials, Inc. Performance Sharing Plan, the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees and the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan of our report dated May 21, 2004, with respect to the financial statements of the Martin Marietta Materials, Inc. Performance Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Raleigh, North Carolina
June 18, 2004